FOR IMMEDIATE RELEASE

Media Contact: Charles Coleman, (626) 302-7982
Investor Relations Contact: Scott Cunningham, (626) 302-2540

Peter J. Taylor Joins Edison International and Southern California Edison’s Boards of Directors

ROSEMEAD, Calif., December 12, 2011 — Edison International (NYSE:EIX) and Southern California Edison today announced that Peter J. Taylor, executive vice president and chief financial officer of the University of California (UC) system, has been elected to the board of directors of each company, effective December 8.

“We are pleased to welcome Peter Taylor to our boards of directors,” said Ted Craver, chairman and chief executive officer of Edison International. “Peter combines a strong background in finance and public policy with a commitment to community service.”

Taylor, 53, was appointed chief financial officer of the UC system in 2009, where he is responsible for overseeing the financial management of 10 campuses, five academic medical centers and the Lawrence Berkeley National Laboratory managed for the U.S. Department of Energy by the UC Office of the President.

Prior to joining the UC system, Taylor served as managing director of public finance at Lehman Brothers and Barclays Capital, assisting state and local governments on the west coast with financing infrastructure projects. He has also worked for GTE California in the telecommunications business and served as finance director for the California Democratic Party. Taylor began his career in the California State Legislature, becoming chief of staff to Assembly Majority Leader Mike Roos.

Taylor is chairman of the board of directors of the James Irvine Foundation and a member of the board of directors of the J. Paul Getty Trust, serving as chair of the audit committee.

A native of Southern California, Taylor earned a bachelor’s degree in political science from the University of California Los Angeles and a master’s degree in public policy analysis from Claremont Graduate University.

About Edison International
Edison International (NYSE:EIX), through its subsidiaries, is a generator and distributor of electric power and an investor in infrastructure and energy assets, including renewable energy. Headquartered in Rosemead, Calif., Edison International is the parent company of Southern California Edison, one of the nation’s largest electric utilities, and Edison Mission Group, a competitive power generation business.

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